Exhibit 10.1

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of June 2, 2010, between Exelixis, Inc., a Delaware corporation (the “Borrower”), Deerfield Private Design Fund, L.P., a Delaware limited partnership, and Deerfield Private Design International, L.P., a limited partnership organized under the laws of the British Virgin Islands, (individually, a “Purchaser” and together, the “Purchasers” and, together with the Borrower, the “Parties”).

W I T N E S S E T H

WHEREAS, the Borrower wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase from the Borrower, Notes in the aggregate initial principal amounts set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Purchasers and the Borrower agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Additional Amounts” has the meaning given to it in Section 2.5(b).

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Business Day” means a day on which banks are open for business in The City of New York and San Francisco.

“Cash and Cash Equivalents” means, with respect to any date of determination and any Person, cash and cash equivalents and short-term and long-term marketable securities, in each case including those included in long-term investments, as set forth on such Person’s consolidated balance sheet as of such date.

“Closing” has the meaning given to it in Section 2.1.

“Closing Date” has the meaning given to it in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.001 per share, of the Borrower.

“Contract Year” means each one-year period ending on an anniversary of the date of this Agreement.

“Customary Subordination Terms” means, with respect to any subordinated Indebtedness, that no payment in respect of such Indebtedness may be made if (a) an Event of Default pursuant to Section 5.5(a) shall have occurred and is continuing, including as a result of the delivery of an Acceleration Notice (as defined in Section 5.5), until such Acceleration Notice is rescinded or the Notes have been paid in full or (b) any other Event of Default shall have occurred and be continuing and the Purchasers shall have sent to the Borrower a notice of default (a “Payment Blockage Notice”); provided that no more than one Payment Blockage Notice may be sent during any 365 day period and payments in respect of such notes may resume upon the earliest to occur of (i) the date on which such default is cured or waived, (ii) 91 days after the date the Notes are paid in full, (iii) the date 179 days after the date on which the Payment Blockage Notice is received, and (iv) the date the Payment Blockage Notice is rescinded.

“Development/Commercialization Agreement” means any collaborative agreement, license, joint venture, partnership or other collaborative arrangement, regardless of form, for the research, development or commercial exploitation, or the right to research, develop or exploit, technology, intellectual property, regulatory rights or products of any Person, including, without limitation, any agreement, license, joint venture, partnership or arrangement described in clause (a) of the definition of Excluded Transaction.

“Development/Commercialization Revenue” means, with respect to any fiscal year of the Borrower, (a) all cash consideration actually received by the Borrower and its Subsidiaries during such fiscal year relating to (i) upfront payments pursuant to any Development/Commercialization Agreements entered into after the Closing Date, and (ii) milestone, profit share and royalty payments pursuant to any Development/Commercialization Agreements, and (b) any cash actually received by the Borrower and its Subsidiaries during such fiscal year from the monetization of any non-cash consideration relating to payments described in clauses (i) and (ii) above; provided, in each case, any payments received by the Borrower in respect of the expenses of sponsored research and any other expenses and capital expenditures incurred by the Borrower and reimbursed pursuant to any Development Commercialization Agreement shall be excluded from the definition of Development/Commercialization Revenue.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Discount Factor” means 1/1.00024d, with “d” being the number of calendar days from the Purchasers’ receipt of an Optional Prepayment Payment through the Maturity Date; provided, however, that “d” shall never be greater than 1460.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 5.5.

“Excluded Taxes” means all income taxes, minimum or alternative minimum income taxes, withholding taxes imposed on gross amounts, any tax determined based upon income, capital gains, gross income, sales, net profits, windfall profits or similar items, franchise taxes (or any other tax measured by capital, capital stock or net worth), gross receipts taxes, branch profits taxes, margin taxes (or any other taxes imposed on or measured by net income, or imposed in lieu of net income) in any jurisdiction by any Government Authority (or political subdivision or taxing authority thereof) other than, solely with respect to a Purchaser that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, any Taxes imposed by any U.S. federal, U.S. state or U.S. local Government Authority in connection with any payments received (whether in cash or stock) under this Agreement by such Purchaser or with the execution and delivery of, and the performance of its obligations under, this Agreement.

“Excluded Transaction” means any of the following transactions:

(a) the entering into any collaborative arrangement, licensing agreement, joint venture or partnership providing for the research, development or commercial exploitation of compounds, products or services that provides for the payments received therefrom or the Borrower’s income or profits to be shared with another Person, including, without limitation, (1) the grant, to an entity engaged in the pharmaceutical or biotechnology industry, of a license or option to obtain a license to any of the Borrower’s intellectual property or other assets, provided that the Borrower or a wholly owned subsidiary of the Borrower (and not any third party or any of the Borrower’s stockholders) directly receives from such entity all consideration paid or payable by such entity in consideration of such grant (other than any payments made by such third party in satisfaction of obligations of the Borrower or its wholly-owned subsidiaries), which consideration may, but need not, include (without limitation) upfront, milestone, royalty and profit-sharing payments, and (2) the grant of a license or option to obtain a license to, or the sale or other transfer of, the Borrower’s intellectual property or other assets to any entity that intends to research, develop or commercialize products or services covered by such intellectual property or embodying or arising from such other assets, whether directly or through the Borrower or another entity, provided that the Borrower or a wholly owned subsidiary of the Borrower (and not any third party or any of the Borrower’s stockholders) retains the right or has the obligation to reacquire such intellectual property or other assets or to terminate such license or option; and

(b) the incurrence, grant or existence of, or any sale or transfer of any assets in connection with, any Permitted Lien.

“Financing Documents” means this Agreement, the Notes, the Security Agreement and any other document or instrument delivered in connection with any of the foregoing whether or not specifically mentioned herein or therein.

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, domestic or foreign, federal, state or local having jurisdiction over the matter or matters and Person or Persons in question, including, without limitation, the SEC.

“GSK Loan” means all Indebtedness of the Borrower to Smith Kline Beecham Corporation pursuant to that certain Loan and Security Agreement, dated as of October 28, 2002, as amended, supplemented or otherwise modified from time to time, between the Borrower and Smith Kline Beecham Corporation.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit (but excluding trade and accounts payable in the ordinary course of business), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) any guarantees of, or other direct or indirect liability for the obligations of another person, and (e) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designed to protect against fluctuation in interest rates, currency exchange rates or commodity prices; provided that endorsements in the ordinary course of business shall not constitute Indebtedness.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnity” has the meaning given to it in Section 6.11.

“Issue Price” means, with respect to each Note, the “Issue Price” set forth therefor on the Schedule of Purchasers.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loss” has the meaning given to it in Section 6.11.

“Major Transaction” means, any of the following transactions:

(a) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event (in each case other than a stock split, recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares and other than a merger effected for purposes of changing the Borrower’s state of incorporation), (i) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (A) no longer hold a majority of the shares of Common Stock or (B) no longer have the ability to elect a majority of the board of directors of the Borrower or (ii) as a result of which shares of Common

Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of another entity (collectively, a “Change of Control Transaction”);

(b) (i) the sale or transfer of assets in one transaction or a series of related transactions for a purchase price (excluding any consideration allocable to any Excluded Transaction, as defined below) of more than $400 million (the “Aggregate Consideration”) or (ii) a sale or transfer of more than 50% of the Borrower’s assets; and

(c) the consummation of a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, as result of which a Change of Control Transaction shall have occurred.

If the maximum aggregate consideration payable in a transaction or series of related transactions described in clause (a)(i) above (A) includes contingent payments related to future events, and (B) exceeds the Aggregate Consideration (without applying any discounts or valuation procedures described below), then for purposes of determining whether the Aggregate Consideration has been reached, the net present value of such contingent payments shall be determined prior to the public announcement of such transaction by a qualified third-party valuation firm retained by the Borrower selected from a list of such firms previously agreed upon between the Borrower and the Purchasers and any transferee or assignee of the Purchasers.

Notwithstanding the foregoing, an Excluded Transaction shall not constitute a Major Transaction.

“Major Transaction Put Date” means, with respect to any Major Transaction as to which a Put Notice was sent in accordance with Section 5.4, the date of the consummation of the applicable Major Transaction.

“Mandatory Prepayment Amount” has the meaning given to it in Section 2.2(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, prospects, condition (financial or otherwise) or property of the Borrower, (b) the validity or enforceability of any provision of any Financing Document, (c) the ability of the Borrower to timely perform the Obligations or (d) the rights and remedies of the Purchasers under any Financing Document; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any adverse effect that results directly or indirectly from general economic, business, financial or market conditions; and (B) any adverse effect arising directly or indirectly from or otherwise relating to any of the industries or industry sectors in which the Borrower operates.

“Maturity Date” means the fifth anniversary of the Closing Date.

“Notes” means the secured convertible notes purchased by the Purchasers pursuant to Section 2.1 hereof in the forms attached hereto as Exhibit A-1 and Exhibit A-2.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with the Financing Documents.

“Optional Prepayment Amount” has the meaning set forth in Section 2.2(d).

“Optional Prepayment Price” means, with respect to any optional prepayment pursuant to Section 2.2(c) or 2.2(d), the product of: (i) the portion of the Principal Amount being prepaid, (ii) the Discount Factor, and (iii) (a) 1.105 if the prepayment is prior to the second anniversary of the Closing Date, (b) 1.07 if the prepayment is after the second such anniversary but prior to the third such anniversary and (c) 1.035 if the prepayment is after the third such anniversary.

“Organizational Documents” means the Amended and Restated Certificate of Incorporation, and the certificate of amendment thereto, and the Amended and Restated By-laws of the Borrower.

“Permitted Indebtedness” means: (a) Indebtedness of Borrower in favor of the Purchasers arising under the Notes and this Agreement, (b) Indebtedness existing as of the date hereof and disclosed on Exhibit B hereof, (c) Indebtedness to trade creditors incurred in the ordinary course of business, (d) Indebtedness incurred in connection with collaboration, licensing, joint venture or partnership arrangements, (e) Indebtedness in respect of purchase money financing, capital lease obligations and equipment financing facilities, including without limitation, indebtedness pursuant to that certain Loan and Security Agreement, dated as of May 22, 2002, as amended, supplemented or otherwise modified from time to time, between the Borrower and Silicon Valley Bank (and any borrowings thereunder converted into term loans), (f) unsecured Indebtedness consisting of subordinated convertible notes so long as such notes are subject to the Customary Subordination Terms, (g) Indebtedness incurred to finance insurance premiums or time-based license royalties or payments in the ordinary course of business, (h) Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts, (i) guaranties in the ordinary course of business of the obligations of suppliers, customers and licensees of the Borrower, (j) Indebtedness owed to any Subsidiary, (k) Indebtedness in respect of any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward interest rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, interest rate or foreign exchange rate cap, floor or collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), in each case in the ordinary course of business, (l) any Indebtedness the net proceeds of which are used to prepay the Notes, (m) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance and surety bonds, appeal or other similar bonds, in each case in the ordinary course of business, in any such case, any reimbursement obligations in connection therewith, (n) Indebtedness in connection with letter of credit obligations incurred in the ordinary course of business, (o) indebtedness arising from agreements providing for indemnification, and (p) extensions, refinancings, replacements and renewals of any items of Permitted Indebtedness, provided that (i) the principal amounts and premiums, if any, are not increased (plus the amount of any customary penalties, premiums and costs and expenses incurred therewith) and (ii) the GSK Loan shall not be refinanced or replaced with any debt senior to or pari passu with the Obligations.

“Permitted Liens” means: (a) Liens existing on the date hereof and disclosed on Exhibit C, hereof; (b) Liens in favor of the Purchasers; (c) statutory Liens created by operation of applicable law; (d) Liens arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings; (e) Liens securing purchase money or capitalized lease equipment financing; (f) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (h) deposits to secure the performance of bids, trade contracts and leases, regulatory or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (i) easements, rights-of-way, municipal and zoning and building ordinances, title defects or other irregularities, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; (j) Liens securing judgments for the payment of money not constituting an Event of Default; (k) Liens securing Permitted Indebtedness; (l) Liens on a property of, or on shares of stock of, a Person existing at the time such Person is merged into or consolidated with the Borrower or a Subsidiary and Liens on property existing at the time of acquisition thereof by the Borrower or any Subsidiary; provided that such Liens were not placed on such property in contemplation of the consummation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or any such Subsidiary, or the property so acquired, and proceeds and products of any of the foregoing; (m) Liens arising from filings under the Uniform Commercial Code (or substantially equivalent filings outside the United States) regarding leases; (n) leases, licenses, subleases or sublicenses granted to others that do not materially interfere with the business of the Borrower and the Subsidiaries, taken as a whole; (o) any option or other agreement to purchase any asset of the Borrower or any Subsidiary the disposition of which is not otherwise prohibited hereby; (p) the disposition of accounts receivables in connection with collection in the ordinary course of business; (q) Liens in favor of financial institutions arising in connection with the Borrower’s accounts maintained in the ordinary course of the Borrower’s business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions; (r) Liens occurring solely by filing of a Uniform Commercial Code financing statement (or substantially equivalent filings outside the United States) which filing has not been consented to by the Borrower; (s) cash collateral pledged to secure standby letter of credit obligations; (t) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and (u) Liens on intellectual property of the Borrower and its Subsidiaries granted in connection with collaboration, licensing, joint venture or partnership arrangements not prohibited by the provisions of this Agreement.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Principal Amount” means, with respect to any Note (or portion thereof), the principal amount of such Note (or portion thereof) payable at maturity thereof, and with respect to all Notes, means $124,000,000, in each case, less any repayments pursuant to Section 2.2 hereof.

“Put Notice” has the meaning given to it in Section 5.4.

“Put Price” has the meaning set forth in Section 2.2(c).

“Qualification Criteria” means, in the case of a Major Transaction, a Successor Entity (i) which has a Market Cap of at least $7.5 billion and outstanding indebtedness of less than 25% of its Enterprise Value or (ii) whose long-term debt following a Major Transaction is rated at least “BBB” by Moody’s (or an equivalent rating by a comparable rating agency). “Market Cap” means the sum of the number of outstanding shares of each class of equity securities of the Successor Entity traded or listed on a Principal Market (as defined in Section 2.9(c)) multiplied by the per share Volume Weighted Average Price for each such class as of the fifth Trading Day next preceding the announcement of the applicable Major Transaction. “Enterprise Value” means the sum of the Market Cap and indebtedness minus Cash and Cash Equivalents as reflected on the balance sheet of the Successor Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, to be dated as of the Closing Date, between the Borrower and the Purchasers.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” means, as to the Borrower, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Successor Entity” means any successor to the Borrower resulting from a Major Transaction.

“Taxes” means all deductions or withholdings for any and all present and future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto.

“Volume Weighted Average Price” for any security as of any date or during any period means the volume weighted average sale price on The NASDAQ Global Select Market (“NASDAQ”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and designated by the Borrower and the Purchasers (“Bloomberg”) or, if NASDAQ is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security during such period, as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the National Association of Securities Dealers or in the “pink sheets” by the National Quotation Bureau, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Borrower and the Purchasers negotiating in good faith.

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Financing Documents means such agreement or document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3 Business Day Adjustment. If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day. Any such extension or reduction of time will not be taken into account in the computation of interest.

ARTICLE II

AGREEMENT FOR THE LOAN

Section 2.1 Note Purchases. Subject to the terms of this Agreement, the Borrower agrees to issue, and each Purchaser agrees to purchase, Notes in the Principal Amount set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto. The closing of the sale and purchase of the Notes (the “Closing”) shall be held on July 2, 2010, or such other time as agreed upon by the Parties (the “Closing Date”). At the Closing (i) each Purchaser shall deliver to the Borrower, by wire transfer funds to a deposit account specified by the Borrower, an amount in readily available funds equal to the Issue Price set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto; and (ii) the Borrower shall issue and deliver to each Purchaser Notes in the Principal Amount set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto.

Section 2.2 Prepayment; Maturity.

(a) Subject to the Mandatory Prepayment Amount (as defined below), on or before January 10, 2013, 2014 and 2015, the Borrower shall prepay a portion of the Principal Amount of the Notes equal to 15% of the Development/Commercialization Revenue actually received by the Borrower during the first three quarters of the previous fiscal year (the “Quarterly Prepayment Amount”); provided that on January 10, 2013 and January 10, 2014, the Quarterly Prepayment Amount shall not be less than $10,000,000.

Subject to the Mandatory Prepayment Amount, (i) on or before the Thirtieth Trading Day (as such term is defined in Section 2.9(e)) after the Borrower files its Annual Report on Form 10-K for the fiscal years ended December 28, 2012, December 27, 2013 and January 2, 2015 or (ii) if the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act, on or before January 31, 2013, January 31, 2014 and January 31, 2015, the Borrower shall prepay a portion of the Principal Amount of the Notes equal to the difference between (A) 15% of the Development/Commercialization Revenue actually received by the Borrower during the previous fiscal year and (B) the Quarterly Prepayment Amount for such previous fiscal year.

The Principal Amount of Notes to be prepaid pursuant to this subsection (a) with respect to any fiscal year shall not exceed the lesser of (i) the sum of the Quarterly Prepayment Amount and any further amount payable pursuant to the preceding paragraph and (ii) $27,500,000 (the “Mandatory Prepayment Amount”).

The Borrower shall provide to the Purchasers at least five Business Days notice prior to each such mandatory prepayment date the calculation of such Development/Commercialization Revenue for the relevant fiscal year, together with the basis for such calculation, and shall promptly provide to the Purchasers such information as the Purchasers shall reasonably request to permit the Purchasers to verify each such calculation. Upon Purchasers’ receipt of the Mandatory Prepayment Amount, the Principal Amount shall be reduced by such Mandatory Prepayment Amount.

(b) On the Maturity Date, the outstanding Principal Amount of the Notes shall become due and payable, together with any other accrued and unpaid Obligations.

(c) On a Major Transaction Put Date, the Borrower shall prepay the Notes in full by paying Purchasers simultaneously with the consummation of the Major Transaction an amount (the “Put Price”) equal to the sum of: (i) the Optional Prepayment Price that would be due if the Principal Amount were prepaid in full on such date, (ii) interest accrued and unpaid on such date, and (iii) any other accrued and unpaid expenses reimburseable pursuant to Section 6.3.

(d) At any time, and from time to time, the Borrower may prepay all or a portion (such portion to be not less than $5,000,000) of the Principal Amount (such amount being the “Optional Prepayment Amount”) by remitting to the Purchasers (i) the Optional Prepayment Price for the Optional Prepayment Amount, plus (ii) in the case of a prepayment of the full Principal Amount other than in connection with a Major Transaction, all unpaid interest that would accrue and be payable with respect to the Contract Year in which such prepayment occurs if no prepayment were effected. Upon the Purchasers’ receipt of payment pursuant to the preceding sentence, the Principal Amount shall be reduced by the Optional Prepayment Amount.

Section 2.3 Closing Fee. On the Closing Date, the Borrower shall pay to Deerfield Management Company, L.P. a closing fee equal to 2.5% of the aggregate Issue Price of the Notes, which may be payable by set-off against the Issue Price for the Notes (pro-rated based on the Principal Amount of each Note) otherwise payable pursuant to Section 2.1.

Section 2.4 Payments. Payments of any amounts due to the Purchasers under this Agreement shall be made in Dollars in immediately available funds prior to 2:00 p.m New York City time on such date that any such payment is due, at such bank or places as the Purchasers shall from time to time designate in writing at least five Business Days prior to such payment date. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution in connection with making any payments under any of the Financing Documents, except for any costs imposed by any of the Purchasers’ banking institutions.

Section 2.5 Taxes, Duties and Fees.

(a) Subject to the proviso of Section 2.5(b), the Borrower shall pay or cause to be paid all present and future Taxes (other than Excluded Taxes, if any), duties, fees and other charges of whatsoever nature, if any, now or at any time hereafter levied or imposed by any Government Authority by any department, agency, political subdivision or taxing or other authority thereof or therein, by any organization of which the applicable Government Authority is a member, or by any jurisdiction through which the Borrower makes payments hereunder, on or in connection with the payment of any and all amounts due under this Agreement, and all payments of principal and other amounts due under this Agreement shall be made without deduction for or on account of any such Taxes, duties, fees and other charges, except for Excluded Taxes, which may be deducted or withheld from payments made by the Borrower only if such deduction or withholding is required by applicable law.

(b) If the Borrower is required to withhold any such amount or is prevented by operation of law or otherwise from paying or causing to be paid such Taxes, duties, fees or other charges as aforesaid except for Excluded Taxes, the principal or other amounts due under this Agreement (as applicable) shall be increased to such amount as shall be necessary to yield and remit to the Purchasers on or after-Tax basis, the full amount it would have received taking into account any such Taxes (except for Excluded Taxes), duties, fees or other charges payable on amounts payable by the Borrower under this Section 2.5(b) had such payment been made without deduction of such Taxes, duties, fees or other charges (all and any of such additional amounts, subject to the proviso hereto, herein referred to as the “Additional Amounts”); provided, however, that notwithstanding anything to the contrary herein, any Taxes (other than Excluded Taxes) determined to be payable in connection with any payments received (whether in cash or stock) under this Agreement by such Purchaser or with the execution and delivery of, and the performance of its obligations under, this Agreement shall be borne 50% by Borrower and 50% by the applicable Purchaser(s). The first date on which the Borrower withholds or determines that it is required to withhold any Taxes as a result of the provisions relating to conversion of the Notes at the option of the Borrower into, or payment of interest in, shares of the Borrower’s Common Stock set forth in Section 2.9 shall be a “Withholding Date.” Any date on which the Borrower withholds shall be deemed a Withholding Date for purposes of this Agreement unless the Borrower provides written notice to the Purchasers not less than two business days prior to withholding stating that it has determined to withhold for reasons unrelated to the aforesaid option and setting forth the basis for its decision.

(c) Notwithstanding anything to the contrary herein, Additional Amounts shall not be payable to the extent the obligation to withhold or deduct would not have arisen but for the failure of a Purchaser or assignee, immediately following any request to do so by Borrower, to deliver a properly completed and duly executed form provided by the Borrower or specified in the Notes establishing an exemption from or reduction in Tax required under applicable law as a condition to the exemption or reduction absent a change in applicable law (including treaties), which such Purchaser is eligible to provide.

(d) If Section 2.5(b) applies and the Purchasers so require, the Borrower shall deliver to the Purchasers official tax receipts evidencing payment or a copy of the filed Tax return reporting such payment (or certified copies thereof) of the Additional Amounts within thirty (30) days of the date of payment.

(e) Purchasers shall cooperate with the Borrower to execute and file such forms or other documents as they can permissibly execute and file without prejudice or detriment under the Code to themselves to secure any applicable exemptions from United States withholding tax, information reporting, and backup withholding, to reduce the amounts payable by the Borrower pursuant to this Section 2.5 and to secure any refunds of amounts paid or withheld in accordance with this Section 2.5. If the Purchasers receive a refund from a Government Authority to which the Borrower has paid withholding Taxes pursuant to this Section 2.5, or relating to Taxes in respect of which the Borrower paid Additional Amounts, the Purchasers shall promptly pay such refund to the Borrower.

Section 2.6 Costs, Expenses and Losses. If, as a result of any failure by the Borrower to pay any sums when due under this Agreement on the due date therefor (after the expiration of any applicable grace periods), the Purchasers shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to maintain the loans represented by the Notes, the Borrower shall pay to the Purchasers upon request by the Purchasers, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Purchasers setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the loans represented by the Notes or any portion thereof.

Section 2.7 Interest. The outstanding Principal Amount of the Notes shall bear interest in the annual amount of $6,000,000, payable quarterly in arrears on each March 31, June 30, September 30 and December 31, with any partial quarterly periods being pro-rated based on a 365-day or 366-day, as applicable, year. All interest payments shall be allocated to each Purchaser in accordance with the aggregate Principal Amount of Notes held by such Purchaser.

Section 2.8 Late Payments. Without limiting the remedies available to the Purchasers under the Financing Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make any payment of principal with respect to the Notes when due (after the expiration of any applicable grace periods), the Borrower shall pay, in respect of the outstanding Principal Amount of the Notes and so long as such Principal Amount has not been paid when due, interest equal to 2.0% per annum on the outstanding aggregate Principal Amount of the Notes. Any such interest shall be in addition to any interest otherwise payable under Section 2.7 and shall be payable on demand.

Section 2.9 Payment in Common Stock; Conversion Rights

(a) Conversion Right. At any time after the first anniversary of the Closing Date, and subject to the provisions of this Section 2.9, the Borrower shall have the right to convert all or a portion of the Notes into, or satisfy all or any portion of the Optional Prepayment Amount or Mandatory Prepayment Amount for such Notes in respect of any permitted prepayment under Section 2.2(a) (other than the first $10,000,000 of payments required to be made pursuant to Section 2.2(a) on each of January 10, 2013 and January 10, 2014) or 2.2(d) by delivering, shares of Freely Tradeable Common Stock (as defined below) (a “Conversion”). Subject to subsections 2.9(i) and (m), the Borrower’s exercise of its conversion rights under this subsection shall be deemed to satisfy its obligation to pay the Principal Amount, Optional Prepayment Amount or Mandatory Prepayment Amount, as applicable, in respect of which such conversion right is being exercised as of the date of the applicable Share Issuance Closing Date (as defined below).

(b) Share Issuance Right. In lieu of making any payment of accrued and unpaid interest in respect of the Notes in cash, at any time after the first anniversary of the Closing Date, and subject to the provisions of this Section 2.9, the Borrower may elect to satisfy any such payment by the issuance to the Purchasers of shares of Freely Tradeable Common Stock (an “Interest Share Issuance”). Subject to subsections 2.9(i) and (m), the Borrower’s exercise of its share issuance rights under this subsection shall be deemed to satisfy its obligation to pay any accrued and unpaid interest in respect of which such share issuance right is being exercised as of the date of the applicable Share Issuance Closing Date (as defined below).

(c) Exercise of Share Issuance and Conversion Rights. Subject to the provisions of this Section 2.9, at any time between the close of regular hours of trading on any Trading Day and two hours prior to the opening of regular trading hours for shares of Common Stock on the Principal Market (as defined in subsection (d) below) on which the shares of Common Stock are then listed (the “Current Market”) on the immediately following Trading Day, the Borrower may deliver to the Purchasers notice by phone, electronic mail and facsimile (a “Share Issuance Notice”) of its intention to issue shares of Common Stock pursuant to the provisions of this Section 2.9 in payment of interest under the Notes and/or to convert all or portion of the Notes;

provided, however, that the Borrower may not deliver a Share Issuance Notice (i) during the occurrence of a Delisting Event (as defined below), (ii) at any time following a Major Transaction Notice with respect to a Successor Entity that does not satisfy the Qualification Criteria, (iii) at any time following the occurrence of an Event of Default (as defined in Section 4.5), (iv) from and after a Withholding Date or (v) unless all material information regarding the Borrower has been publicly filed in a report pursuant to the Securities Exchange Act or is otherwise publicly disclosed. Subject to such provisions, a Share Issuance Notice shall be irrevocable, shall specify the aggregate Principal Amount to be converted (and, if applicable, the Optional Prepayment Price (determined and due as of the last day of the applicable Issuance Period), or other amount as determined pursuant to Section 2.2(d)) and/or the aggregate amount of interest under the Notes that the Borrower intends to satisfy by issuing shares of Common Stock to the Purchasers during the applicable Issuance Period (as defined in subsection (j) below) (such amount a “Share Issuance Amount”) and shall specify a floor price for such Conversion and/or Interest Share Issuance (the “Floor Price”) that is no less than $1.00.

(d) For purposes herein, a “Delisting Event” shall be deemed to have occurred if the shares of Common Stock cease to be listed, traded or publicly quoted on the Principal Market on which shares of Common Stock are listed as of the date hereof, and shall continue until such shares are relisted or requoted on either the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (each, a “Principal Market”), and “Freely Tradeable Common Stock” means, with respect to any shares of Common Stock issued pursuant to this Section 2.9, either (a) the shares are registered for primary issuance under the Securities Act under an effective registration statement filed with the SEC or (b) such shares are eligible for resale by the Purchasers without restriction and without the need for registration under any applicable federal or state securities laws; provided that in the case of clause (b), the Borrower shall have delivered to the Purchasers an opinion of counsel reasonably satisfactory to the Purchasers, substantially in the form agreed upon by the parties on the date hereof, relating to such shares of Common Stock.

(e) Share Issuance or Conversion Closing. For each Trading Day during the Issuance Period (each, a “Reference Date”), the Borrower shall issue to the Purchasers a number of shares of Common Stock equal to the product of (1) the number of shares of Common Stock traded at or above the Floor Price (on all exchanges and quotation systems on which shares of Common Stock are cited as having been traded, per the Bloomberg AQR function) on the Reference Date between 9:35 a.m., New York City time, and the earlier of (a) 3:55 p.m., New York City time, and (b) such time during the Reference Date as the value (as determined in accordance with this subsection (e) below) of all shares issuable in respect of such Reference Date, together with the value of shares issued or issuable in respect of prior Reference Dates during such Issuance Period are sufficient to satisfy the entire Share Issuance Amount (the “Applicable Trading Period”), multiplied by (2) 0.19, rounded to the nearest share (the “Daily Share Issuance Shares”). By no later than 5:30 p.m., New York City time, on the second Trading Day following each Reference Date (each, a “Share Issuance Closing Date”), the Borrower shall cause its transfer agent to electronically transmit the applicable Daily Share Issuance Shares by crediting the account of the Purchasers’ prime broker (as specified by the Purchasers no later than one Trading Day prior to the Share Issuance Closing Date) with DTC through its Deposit Withdrawal Agent Commission (DWAC) system. Within two hours following the close of regular trading hours on each Reference Date, the Purchasers shall deliver a notice to the Borrower setting forth the number of Daily Share Issuance Shares and the portion of the Shares Issuance Amount to be satisfied on the Share Issuance Closing Date relating to such Reference Date, together with appropriate calculations of such amount. Concurrently with the closing of each Share Issuance on each Share Issuance Closing Date, an amount (the “Credit Amount”) equal to the product of (x) the number of shares of Common Stock issued to the Purchaser on such date multiplied by (y) the Applicable Percentage (as defined below) of the Volume Weighted Average Price for shares of Common Stock that trade at or above the Floor Price during the Applicable Trading Period (on all exchanges and quotation systems on which shares of Common Stock are cited as having been traded, per the Bloomberg AQR function) on the applicable Reference Date (the “Daily VWAP”) shall be applied to the accrued and unpaid interest relating to such Interest Share Issuance and the Notes to be converted (based on the Principal Amount thereof or in the case of a prepayment pursuant to Section 2.2(d), the amount set forth therein for the applicable Optional Prepayment Amount). For purposes herein, “Trading Day” means any day on which the Common Stock is traded for at least two hours on the Current Market. For purposes herein, “Applicable Percentage” shall mean (i) if the Daily VWAP is equal to or greater than $3.00, 97.5% and (ii) if the Daily VWAP is below $3.00, 96.5%.

If, as of the end of any Issuance Period, the Share Issuance Amount exceeds the sum of the applicable Credit Amounts, the Borrower shall (i) pay such difference to the Purchasers in cash on the first Trading Day following the end of the Issuance Period or (ii), by notice as provided in Section 2.9(c), initiate a new Issuance Period (a “Second Issuance Period”) that begins as of the first Trading Day following the end of the initial Issuance Period for such excess Share Issuance Amount. The Borrower may not initiate more than one Second Issuance Period following any initial Issuance Period.

If any part of the amount that is being paid pursuant to a Share Issuance Notice becomes due prior to the date on which the sum of the Credit Amounts during the applicable Issuance Period shall equal the Share Issuance Amount, then for that day and each calendar day thereafter, the difference between the Share Issuance Amount and the sum of the Credit Amounts as of the end of each such day shall bear interest at the annual rate of 20%, compounded daily, and the Share Issuance Amount shall increase daily by the amount of such interest until the earlier of (A) the sum of the Credit Amounts equals the Share Issuance Amount as so increased or (B) any excess of the Share Issuance Amount, as so increased, over the sum of the Credit Amounts has been paid by the Borrower to the Purchasers in cash.

(f) Borrower Reporting. The Borrower shall file with the SEC a Current Report on Form 8-K disclosing its delivery of a Share Issuance Notice, or its initiation of a Second Issuance Period, no later than 8:35 a.m., New York City time, on the first Reference Date in each Issuance Period.

(g) Subsequent Share Issuances. Following any Share Issuance Notice, the Borrower may not deliver a subsequent Share Issuance Notice until the date following the earlier of (i) the Share Issuance Closing Date following which the Share Issuance Amount specified in such immediately prior Share Issuance Notice has been fully satisfied and (ii) the expiration of the applicable Issuance Period related to such prior Share Issuance Notice.

(h) Purchaser Covenant. Subject to compliance with the other provisions contained herein, the Purchasers agree to use best efforts (which may include, without limitation, disposing, and causing their respective affiliates to dispose, of shares of Common Stock and maintaining, and causing their affiliates to maintain, reduced share ownership levels) to enable the Borrower to issue shares on any Share Issuance Closing Date equal to 3% of the total number of shares of Common Stock outstanding on such date without causing the Purchasers to violate the provisions of Section 2.9(i)(i) below.

(i) Limitations on Share Issuances. Notwithstanding anything herein to the contrary:

(i) no conversions of the Notes and no payments of interest on the Notes may be made in shares of Common Stock to the extent that the number of shares so issued, together with the number of other shares of Common Stock beneficially owned by the Purchasers and their affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Purchasers for purposes of Section 13(d) of the Exchange Act, including any shares held by any “group” of which the Purchasers are members, but exclusive of shares issuable at such time upon exercise or conversion of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitations set forth in this Section 2.9(i)(i), would exceed 9.98% of the total number of shares of Common Stock of the Borrower then issued and outstanding; and

(ii) the maximum number of shares of Common Stock issued pursuant to the provisions of this Section 2.9 may not exceed 21,616,563 shares of Common Stock.

For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act.

(j) Issuance Period Defined. The “Issuance Period” shall commence on the later of (the “Commencement Date”) (1) the next full Trading Day following delivery of the Share Issuance Notice (it being understood that for purposes of this proviso (1), “the next full Trading Day” shall be the Trading Day on which such Share Issuance Notice is delivered if the Share Issuance Notice is delivered at least two hours prior to regular hours trading on such Trading Day) and (2) the next Trading Day following the filing of the Form 8-K required to be filed under Section 2.9(f) above (it being understood that for purposes of this proviso (2), “the next full Trading Day” shall be the date that the Form 8-K is filed if the Form 8-K is filed by 8:35 a.m., New York City time) and end at the completion of thirty Trading Days (including such initial Trading Day); provided, however, that in the event of the occurrence of a Share Delivery Failure during any Issuance Period, such Issuance Period shall be deemed to have ended at the completion of the date on which such Share Delivery Failure has occurred. Notwithstanding anything herein to the contrary, in no event shall the Issuance Period extend beyond the second Trading Day prior to July 1, 2015 (the “Final Issuance Date”).

(k) Allocation of Shares. All shares of Common Stock issuable to the Purchasers pursuant to this Section 2.9 and all Credit Amounts shall be allocated pro rata among the Notes based on the outstanding Principal Amount of the Notes, and all Failure Amounts (as defined in subsection (m) below) shall be allocated pro rata among the Purchasers based on the respective outstanding Principal Amounts of Notes held by such Purchasers, in each case unless the Purchasers notify the Borrower in writing of any different allocation ratio.

(l) Issuance of Shares. It shall be a condition precedent to any Conversion or Share Issuance on any Share Issuance Closing Date that the shares of Common Stock to be issued have been duly authorized by all necessary corporate action, when issued in accordance with the terms hereof shall be listed for trading on the Current Market, shall be validly issued and outstanding and fully paid and nonassessable, and, when the shares of Common Stock have been issued to the Purchasers, the Purchasers shall be entitled to all rights accorded to a holder and beneficial owner of Common Stock.

(m) Failure to Deliver Share Issuance Shares. If the Borrower fails on any Share Issuance Closing Date to take all actions within its reasonable control to cause the delivery of the Daily Share Issuance Shares required to be delivered on that date, and such failure is not cured within one (1) Trading Day following such Share Issuance Closing Date (a “Share Delivery Failure”), no Principal Amount of the Notes shall be converted and no interest due under the Notes shall be reduced in respect of such Daily Shares Issuance Shares until such shares are actually issued and, in addition to all other obligations under this Section 2.9, the Borrower shall be obligated to promptly pay to the Purchasers, for each day that such Share Delivery Failure occurs, an amount equal to the Failure Amount. As used herein, the “Failure Amount” shall be an amount equal to 5% of the amount that would have constituted the Credit Amount had such failure not occurred.

(n) Indemnification.

(i) The Borrower will indemnify, hold harmless and defend (i) each Purchaser, (ii) the directors, officers, partners, managers, members, employees, agents and each person who controls each Purchaser within the meaning of the Securities Act or the Exchange Act, if any (each, an “Indemnified Person”), against any joint or several losses, claims, damages, liabilities or expenses (collectively, together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened, in respect thereof, “Claims”) to which any of them may become subject insofar as such Claims arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in any registration statement, prospectus or prospectus supplement under the Securities Act covering the issuance of any shares of Common Stock issuable under this Section 2.9 (collectively, a “Registration Statement”) or the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading; or (ii) any violation or alleged violation by the Borrower of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer, sale or issuance of the shares of Common Stock issuable pursuant to this Section 2.9

(“Conversion/Repayment Shares”) (the matters in the foregoing clauses (i) and (ii) being, collectively, “Violations”). The Borrower shall reimburse the Indemnified Person, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 2.9(n) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Conversion/Repayment Shares by a Purchaser and shall be binding on any transferee.

(ii) Promptly after receipt by an Indemnified Person under this Section 2.9(n) of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Claim in respect thereof is to be made against the Borrower under this Section 2.9(n), deliver to the Borrower a written notice of the commencement thereof, and the Borrower shall have the right to participate in, and, to the extent the Borrower so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Borrower and the Indemnified Person, as the case may be.

PROVIDED, HOWEVER, that an Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the Borrower, if, in the reasonable opinion of counsel for a Purchaser, the representation by such counsel of the Indemnified Person and the Borrower would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Borrower shall pay for only one separate legal counsel for the Indemnified Persons, and such legal counsel shall be selected by the Purchasers. The failure to deliver written notice to the Borrower within a reasonable time of the commencement of any such action shall not relieve the Borrower of any liability to the Indemnified Person under this subsection (n), except to the extent that the Borrower is actually prejudiced in its ability to defend such action. The indemnification required by this subsection (n) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(iii) To the extent that the foregoing undertaking by the Borrower may be unenforceable for any reason, the Borrower shall make the maximum contribution to the payment and satisfaction of any amounts for which it would otherwise be liable under subsections 2.9(n)(i) and (ii) above, which is permissible under applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Borrower. The Borrower represents and warrants as of the date hereof, as of the date of each Share Issuance Notice and as of each Share Issuance Closing Date, as follows:

(a) The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b) The Borrower is conducting its business in compliance with its Organizational Documents. The Organizational Documents (including all amendments thereto) as currently in effect have been made available to the Purchasers and remain in full force and effect.

(c) The Borrower has full power and authority to enter into each of the Financing Documents and to make the borrowing and the other transactions contemplated thereby.

(d) All authorizations, consents, approvals, registrations, exemptions and licenses that are necessary for the borrowing hereunder, the execution and delivery of the Financing Documents and the performance by the Borrower of its obligations thereunder, have been obtained and are in full force and effect, except for such registrations and filings in connection with the issuance of the shares of Common Stock pursuant to Section 2.9 and filings necessary to comply with laws, rules, regulations and orders required in the ordinary course of business.

(e) All authorizations, consents, approvals, registrations, exemptions and licenses with or from Government Authorities that are necessary for the conduct of its business as currently conducted and as proposed to be conducted have been obtained and are in full force and effect, except to the extent any failure to so obtain would not reasonably be expected to have a Material Adverse Effect; provided that the failure to receive or obtain approval from an applicable Governmental Authority for the development or sale of any product shall not constitute a Material Adverse Effect for purposes of this Section 3.1(e).

(f) No Default or Event of Default (or any other default or event of default, however described) has occurred under any of the Financing Documents.

(g) Neither the entering into any of the Financing Documents nor the compliance with any of its terms conflicts with, violates, or results in a breach of any of the terms of, or constitutes a default or event of default (however described) or requires any consent under, to the extent applicable, (i) any agreement to which the Borrower is a party or by which it is bound, (ii) any of the terms of the Organizational Documents or (iii) any judgment, decree, resolution, award or order or any statute, rule or regulation applicable to the Borrower or its assets, except with respect to clause (i) herein, for any contravention of or default under any agreement that (x) would not materially adversely affect the business financial position or results of operations of the Borrower or (y) would not materially adversely affect the rights and remedies of the Lenders hereunder or any of the Financing Documents.

(h) The Borrower is not engaged in or the subject of any litigation, arbitration, administrative regulatory compliance proceeding, or investigation, nor are there any litigation, arbitration, administrative regulatory compliance proceedings or investigations pending or, to the knowledge of the Borrower, threatened before or by any Government Authority against the Borrower, that would reasonably be expected to have a Material Adverse Effect, and the Borrower is not aware of any facts reasonably likely to give rise to any such proceeding.

(i) The Borrower (i) is capable of paying its debts as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for the Borrower’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower or any or all of its assets or revenues.

(j) As of the date hereof, no Lien exists on the Borrower’s property, except for Permitted Liens.

(k) The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

Section 3.2 Borrower Acknowledgment. The Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading the Purchasers to enter into the Financing Documents and that the Purchasers have entered into the Financing Documents on the basis of, and in full reliance on, each of such representations and warranties.

Section 3.3 Representations and Warranties of the Purchasers. Each of the Purchasers represents and warrants to the Borrower as of the date hereof:

(a) It is acquiring the Notes solely for its account for investment and not with a view to or for sale or distribution of the Notes or any part thereof. Each of the Purchasers also represents that the entire legal and beneficial interests of the Notes such Purchaser is acquiring is being acquired for, and will be held for, its account only. It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(b) The Notes have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Borrower is to be effected. Each of the Purchasers realizes that the basis for the exemptions may not be present, if notwithstanding its representations such Purchaser has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. None of the Purchasers has such present intention.

(c) It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment. The Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption for such registration is available.

(d) The Notes may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the availability of certain current public information about the Borrower and the resale following the required holding period under Rule 144.

(e) It will not make any disposition of all or any part of the Notes until:

(i) The Borrower shall have received a letter secured by such Purchaser from the SEC stating that no action will be recommended to the SEC with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii) Such Purchaser shall have notified the Borrower of the proposed disposition and, in the case of a sale or transfer in a so called “4(1) and a half” transaction, shall have furnished counsel for the Borrower with an opinion of counsel on customary form. The Borrower agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 of the Securities Act, except in unusual circumstances.

(f) It understands and agrees that the Notes issued to the Purchasers may bear the following legend.

“THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT.”

(g) Such Purchaser is an “accredited investor” as defined in Regulation D promulgated the Securities Act.

Section 3.4 Purchasers Acknowledgement. Each of the Purchasers acknowledges that it has made the representations and warranties referred to in Section 3.3 with the intention of persuading the Borrower to enter into the Financing Document and that the Borrower has entered into the Financing Documents on the basis of, and in full reliance of, each of such representations and warranties. Each Purchaser further acknowledges that it has had access to such financial and other information concerning the Borrower and the Notes as it has deemed necessary in connection with its decision to purchase the Notes, including an opportunity to ask questions of and request information from the Borrower, that Borrower has informed it that (a) Borrower may have or may later come into possession of non-public information concerning the Borrower that may not be known to such Purchaser and that may or may not be material, (b) such Purchaser has informed the Borrower that it has not requested and does not want to receive any such non-public information, and (c) such Purchaser has decided to purchase the Notes, notwithstanding its lack of knowledge concerning such non-public information.

ARTICLE IV

CONDITIONS TO PURCHASE OF NOTES

Section 4.1 Conditions to Disbursement of the Loan. The obligation of the Purchasers to purchase the Notes shall be subject to the fulfillment of the following conditions. The Purchasers shall have received executed copies of the Notes and the Security Agreement and a copy of customary closing documents evidencing the authorization of the Borrower to execute, deliver and perform each of the Financing Documents and to engage in the transactions contemplated thereby and an opinion of Borrower’s counsel on customary form reasonably satisfactory to the Purchasers.

ARTICLE V

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants. Unless the Purchasers shall otherwise agree:

(a) The Borrower shall (i) maintain its existence and qualification to do business in such jurisdictions as may be required to conduct its business , except where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect, and (ii) maintain all approvals necessary for the Financing Documents to be in effect.

(b) The Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any Government Authority, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower shall obtain, make and keep in full force and effect all licenses, contracts, consents, approvals and authorizations from and registrations with Government Authorities that may be required to conduct its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower shall promptly notify the Purchasers of the occurrence of (i) any Default or Event of Default; (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against the Borrower; except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the Borrower shall not be required to provide or otherwise disclose any material non-public information pursuant to this Section 5.1(d)(ii); and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default (however described) under any of the Financing Documents.

(e)(i) If the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act, the Borrower will provide quarterly financial statements for itself and its subsidiaries with 45 days after the end of each quarter, and annual financial statements within 120 days after the end of each year; (ii) if the Borrower is required to file reports pursuant to Section 13 or 15 of the Securities Exchange Act, the Borrower will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Securities Exchange Act) any annual, quarterly and other reports (other than current reports on Form 8-K) required pursuant to Section 13 or 15(d) of the Exchange Act prepared by the Borrower; and (iii) the Borrower and its Subsidiaries will provide to the Purchasers copies of all documents, reports, financial data and other information as the Purchasers may reasonably request, and permit the Purchasers to visit and inspect any of the properties of the Borrower and its Subsidiaries, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times during regular business hours as the Purchasers may reasonably request; provided that the Borrower shall not be required to provide or otherwise disclose any material non-public information pursuant to this Section 5.1(e)(iii).

Section 5.2 Negative Covenants. Unless the Purchasers shall otherwise agree:

(a) The Borrower shall not (i) liquidate or dissolve, or (ii) enter into any consolidation, merger or reorganization, unless either (A) the Borrower is the surviving corporation, or (B) the Person formed by such consolidation or reorganization or into which the Borrower is merged shall be a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, Japan, or any member country of the European Union, and in either case such resulting, surviving or transferee Person shall expressly assume the Obligations.

(b) The Borrower shall not (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with an Affiliate (other than a wholly-owned Subsidiary of the Borrower), whereby its income or profits are shared with another Person (other than a wholly-owned Subsidiary of the Borrower) or enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person, (ii) distribute, or permit the distribution, of any assets of the Borrower or its Subsidiaries, including its intangibles, to any shareholders of the Borrower or the holder of any equity interest in any Subsidiary of the Borrower or any of the Borrower’s Affiliates (other than the Borrower or a wholly-owned Subsidiary of the Borrower); provided, however, that (A) with respect to the restrictions in clause (i) the Borrower may enter into any collaborative arrangement, licensing agreement, joint venture or partnership providing for the research, development or commercial exploitation of compounds, products or services whereby payments received therefrom or its income or profits are, or might be, shared with another Person, including, without limitation, (1) any grant to any entity engaged in the pharmaceutical or biotechnology industry of a license or option to obtain a license to any of the Borrower’s intellectual property or other assets, provided that the Borrower or a wholly owned Subsidiary (and not any third party or any of the Borrower’s stockholders) directly receives from such entity all consideration paid or payable by such entity in consideration of such grant (other than any payments made by such third party in satisfaction of obligations of the Borrower or its wholly-owned subsidiaries), which consideration may, but need not, including (without limitation) upfront, milestone, royalty and profit-sharing payments, and (2) any grant of a license or option to obtain a license to, or the sale or other transfer of, the Borrower’s intellectual property or other assets to any entity that intends to research, develop or commercialize products or services covered by such intellectual property or embodying or arising from such other assets, whether directly or through the Borrower or another entity, provided that the Borrower or a wholly owned Subsidiary (and not any third party or any of the Borrower’s stockholders) retains the right or has the obligation to reacquire such intellectual property or other assets or to terminate such license or option, (B) the Borrower may incur, grant or suffer to exist, or sell or transfer any assets in connection with any Permitted Liens, and (C) with respect to the restrictions in clause (ii), royalties and other payments made by any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, to the parties thereto shall not be deemed to be a distribution of assets.

(c) The Borrower shall not create, incur assume, guarantee or become liable with respect to any Indebtedness, other than Permitted Indebtedness, or voluntarily prepay any Indebtedness, except (i) prepayments of the Notes, (ii) prepayments of the GSK Loan, (iii) repayments of borrowings under revolving credit facilities, (iv) prepayments in connection with the conversion of advances under equipment financings into term loans, (v) repayments of Permitted Indebtedness to the extent refinanced or replaced with indebtedness having a weighted average maturity equal to or greater than the Indebtedness being prepaid (provided that (A) Permitted Indebtedness subordinated to the Notes shall not be refinanced or replaced with Indebtedness senior to or pari passu with the Notes and (B) Permitted Indebtedness pari passu with the Notes shall not be refinanced or replaced with Indebtedness senior to the Notes) and (vi) prepayments of loans made in connection with collaboration, licensing, joint venture or joint partnership arrangements in connection with the restructuring of such arrangements, in each case not prohibited under this Agreement.

Section 5.3 [Intentionally Omitted]

Section 5.4 Major Transaction Put. The Borrower shall give the Purchasers notice of a Major Transaction at least 20 Business Days prior to the anticipated effective date for such transaction; provided that if such transaction is not publicly announced in time for Borrower to comply with the foregoing notice requirement, the Borrower shall give the Purchasers notice of such Major Transaction no later than two days following the public announcement thereof but in no event less than 10 calendar days prior to consummation of the Major Transaction. If the Successor Entity does not satisfy the Qualification Criteria, the Purchasers, in the exercise of their sole discretion, may deliver a notice to the Borrower (the “Put Notice”) declaring that the Put Price shall become due and payable on the Major Transaction Put Date; provided that the Put Notice is delivered at least 10 Business Days prior to the Major Transaction Put Date or, in the event notice of such Major Transaction is given by the Borrower less than 20 Business Days prior to the Major Transaction Put Date, at least 7 calendar days prior to the Major Transaction Put Date. If the Purchasers deliver a Put Notice, then on the Major Transaction Put Date, the Borrower shall pay the Put Price to the Purchasers and the Obligations shall terminate. The Borrower shall not consummate any Major Transaction without complying with the provisions applicable to the Borrower of Section 2.2(c) and this Section 5.4.

Section 5.5 General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.5 (each an “Event of Default”) shall have occurred and be continuing beyond any applicable cure period, the Purchasers, by written notice to the Borrower, (any such notice, an “Acceleration Notice”), may declare the Put Price or any part thereof to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Notes and all other rights acquired in connection with the Notes; provided, however, that an Acceleration Notice shall be deemed to have been sent to Borrower immediately upon the occurrence of any event described in Section 5.5(e) and, in the case of a proceeding of the type described in Section 5.5(e)(iv), shall be deemed to have been withdrawn if such proceeding is dismissed or discontinued within the 90-day period provided for therein (absent the occurrence of any other Event of Default during such 90-day period):

(a) A Purchaser shall have failed to receive payment of (i) principal when due under the Notes, or (ii) any other amounts due under the Notes within five (5) Business Days of their due date; provided, however, that any amounts that the Borrower shall have elected to pay pursuant to a Share Issuance Notice shall not be deemed due under the Notes until (A) in the case of Daily Share Issuance Shares, the applicable Share Issuance Closing Date, and (B) in the case of any amounts to be paid in cash by the Borrower pursuant to Section 2.9(e), the first Trading Day immediately following the end of the applicable Share Issuance Period.

(b) The Borrower shall have failed to comply with the covenant set forth in Section 5.4.

(c) The Borrower shall have failed to comply in any material respect with the due observance or performance of any other covenant contained in this Agreement or any Note and such failure shall not have been cured by the Borrower within (i) 30 days after such failure in the case of a breach of Section 5.1(e)(i) (it being agreed that a cure of such breach within such period is “timely”, as such term is used in such Section), or (ii) 30 days after receiving written notice of such failure from the Purchasers in the case of any other covenant (other than that contained in Section 5.4).

(d) Any representation or warranty made by the Borrower in any Financing Document shall have been incorrect, false or misleading in any material respect as of the date it was made.

(e)(i) The Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any substantial part of its assets; (iv) the commencement against the Borrower or all or substantially all of its assets of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; (v) the making by the Borrower of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(f) One or more judgments against the Borrower taken as a whole or attachments against any of its property, which in the aggregate amount exceeds $2,500,000, and such judgment(s) remain unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days from the date of entry of such judgment(s).

(g) The Borrower repudiates any of the Financing Documents or challenges the validity or enforceability of the Financing Documents.

(h) The validity of any provision of any of the Financing Document shall be contested by any legislative, executive or judicial body of any jurisdiction, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Financing Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrower of the Obligations and the Parties are unable to negotiate a replacement provision pursuant to Section 6.7 below.

(i) There is a failure to perform in any agreement to which the Borrower is a party with a third party or parties resulting in the acceleration of the maturity of any Indebtedness in an amount in excess of $1,500,000 and such acceleration is not rescinded, or such Indebtedness is not contested in good faith or paid or otherwise discharged, within thirty (30) days after such acceleration.

(j) Cash and Cash Equivalents as of December 30, 2011 are less than $10,000,000 or Cash and Cash Equivalents as of December 28, 2012 are less than $20,000,000.

Notwithstanding the foregoing, no Event of Default shall be deemed to have occurred pursuant to Section 5.5(a) to the extent Borrower has failed to make any payment or effect any redemption pursuant to Section 2.2(a) as a result of a good faith dispute with the Purchasers as to the calculation of any Mandatory Prepayment Amount; provided that the Borrower shall have redeemed the Notes in accordance with Section 2.2(a) in an aggregate Principal Amount equal to the undisputed portion of such Mandatory Redemption Amount and that to the extent the parties have not resolved such dispute within 30 days, the parties shall have referred such dispute to a firm of independent certified public accountants as the Borrower and the Purchasers shall mutually select (the “Auditor”). Each of the Borrower and the Purchasers shall submit to the Auditor a calculation of the Mandatory Prepayment Amount. The Auditor shall review the such calculations and the financial statements and other records of the Borrower and shall determine the amount of any Mandatory Prepayment Amount, which determination shall be binding upon the Purchasers and the Borrower (absent manifest error) and made and certified to the Purchasers and the Borrower as promptly as practicable but in any event not later than 30 days after its engagement . The Auditor shall be given full access to the books and records of the Borrower to enable it to make such determination. The fees of the Auditor shall be paid by the parties whose calculation of the Mandatory Prepayment Amount was the furthest from the Mandatory Prepayment Amount determined by the Auditors.

Section 5.6 Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.5(e) shall occur, the Put Price shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.7 Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Purchaser to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Purchasers.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, courier (confirmed by facsimile), or facsimile (with a hard copy delivered within two (2) Business Days) to the Party to which it is required or permitted to be given or made at such Party’s address specified below or at such other address as such Party shall have designated by notice to the other Parties.

For the Borrower:

If sent via U.S. Postal Service:

Exelixis, Inc.

170 Harbor Way

P.O. Box 511

South San Francisco, CA 94083-0511

Attn: Executive Vice President and General Counsel

If sent via any other carrier:

Exelixis, Inc.

Receiving Dept.

220 E. Grand Ave.

South San Francisco, CA 94080

Attn: Executive Vice President and General Counsel

Facsimile: (650) 837-7179

with a courtesy copy to:

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Suzanne Sawochka Hooper, Esq.

Facsimile: (650) 849-7400

For the Purchasers c/o:

Deerfield Private Design Fund, L.P.

780 Third Avenue, 37th Floor

New York, New York 10017

Attention: James E. Flynn

Facsimile: (212) 573-8111

with a courtesy copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022-2585

Facsimile: (212) 894-5827

Attention: Robert I. Fisher

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Purchasers or the Borrower under the any of the Financing Documents, a waiver thereof in writing signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Reimbursement of Legal and Other Expenses. If any amount owing to the Purchasers under any Financing Document shall be collected through enforcement of such Financing Document, any refinancing or restructuring of the Notes in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Notes or otherwise payable under any Financing Document) documented attorneys’ and other fees and expenses reasonably incurred in respect of such enforcement, refinancing, restructuring, process of law on collection.

Section 6.4 Applicable Law and Consent to Non-Exclusive New York Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of such State.

(a) Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in The City of New York, borough of Manhattan or the City of San Francisco for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court that such court, action or proceeding is improper or is an inconvenient venue for such proceeding. Final non-appealable judgment against any party in any such action, suit or other proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment. Nothing contained in any Financing Document shall affect the right of the Purchasers to commence legal proceedings in any court having jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action, suit or other proceeding arising out of or relating to any Financing Document, brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, and any claim that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of any Financing Document or the transactions contemplated by any Financing Document.

(c) To the extent that the Parties may, in any suit, action or other proceeding brought in any court arising out of or in connection with any Financing Document, be entitled to the benefit of any provision of law requiring the Borrower or the Purchasers, as applicable, in such suit, action or other proceeding to post security for the costs of the Borrower or the Purchasers, as applicable, or to post a bond or to take similar action, the Parties hereby irrevocably waive such benefit, in each case to the fullest extent now or hereafter permitted under any applicable laws.

Section 6.5 Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that the Borrower may not assign or otherwise transfer all or any part of its rights under this Agreement or the Obligations without the prior written consent of the Purchasers. Notwithstanding the foregoing, nothing in this Section 6.5 shall be deemed to limit or otherwise restrict a merger, reorganization or sale of substantially all of the assets of the Borrower.

Section 6.6 Entire Agreement. The Financing Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 6.7 Severability. If any provision contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival.

(a) This Agreement and all agreements, representations and warranties made in the other Financing Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the Parties and shall survive the execution and delivery of this Agreement and the purchase of the Notes hereunder regardless of any investigation made by any other Party or on its behalf, and shall continue in force until the Obligations shall have been fully paid, and the Purchasers shall not be deemed to have waived, by reason of purchasing the Notes, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Purchasers may have had notice or knowledge that such representation or warranty was false or misleading on the date hereof.

(b) The obligations of the Borrower under Section 2.6 and the obligations of the Borrower and the Purchasers under this Section 6.9 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes, or the termination of this Agreement or any provision hereof.

Section 6.10 Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Purchasers upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Purchasers in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Purchasers in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11 Indemnity.

(a) The Parties shall, at all times, indemnify and hold each other harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the cost of defending against such claims), damages, liabilities, penalties, or other expenses which may be incurred by or asserted against an Indemnified Person arising out of, any investigation, litigation or proceeding, relating to the Financing Documents (each, a “Loss”) the extension of credit hereunder or the Notes or the use or intended use of the proceeds from the sale of the Notes, which an Indemnified Person may incur or to which an Indemnified Person may become subject. The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Purchasers or the Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction. The Indemnity is independent of and in addition to any other agreement of any Party under any Financing Document to pay any amount to the Purchasers or the Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b) Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements and the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Purchasers hereunder.

Section 6.12 No Usury. The Financing Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Purchasers in respect of the Notes exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Purchasers shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Notes, or if such deemed excessive interest exceeds the unpaid balance of principal of the Notes, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Purchasers for the Notes shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Notes until payment in full so that the deemed rate of interest on account of the Notes is uniform throughout the term thereof. The terms and provisions of this paragraph shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13 Further Assurances. From time to time, the Borrower shall perform any and all acts and execute and deliver to the Purchasers such additional documents as may be necessary or as requested by the Purchasers to carry out the purposes of any Financing Document or any or to preserve and protect the Purchasers’ rights as contemplated therein.

Section 6.14 Termination. This Agreement shall automatically terminate upon the conversion and/or repayment of all of the Notes (together with the payment of any other accrued and unpaid amounts under this Agreement), whereupon the Obligations shall terminate subject to the provisions of Sections 2.9(n), 6.9(b) and 6.11

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

BORROWER: EXELIXIS, INC.

By:	/s/ George A. Scangos
Name: George A. Scangos, PhD
Title: President and Chief Executive Officer

PURCHASER:
DEERFIELD PRIVATE DESIGN
FUND, L.P.

By: Deerfield Capital, L.P., General Partner
By: J.E. Flynn Capital, LLC, General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

PURCHASER:
DEERFIELD PRIVATE DESIGN
INTERNATIONAL, L.P.

By: Deerfield Capital, L.P., General Partner
By: J.E. Flynn Capital, LLC, General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

SCHEDULE OF PURCHASERS

Name	Issue Price	Principal Amount
Deerfield Private Design Fund, L.P.	$30,640,000	$47,492,000
Deerfield Private Design International, L.P.	$49,360,000	$76,508,000

EXHIBIT A-1

FORM OF NOTE

SECURED CONVERTIBLE NOTE

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). THE FOLLOWING INFORMATION IS BEING PROVIDED PURSUANT TO TREASURY REGULATION SECTION 1.275-3:

ISSUE PRICE:

AMOUNT OF OID:

ISSUE DATE:

MATURITY DATE:

June     , 2010

FOR VALUE RECEIVED, EXELIXIS, INC., a Delaware corporation (the “Issuer”), by means of this Promissory Note (this “Note”), hereby unconditionally promises to pay to Deerfield Private Design International, L.P. (the “Holder”), a principal amount equal to $[            ] (or such lesser amount as may be outstanding under this Note as result of prepayments and conversions by the Borrower pursuant to the Note Purchase Agreement (as defined below)), in lawful money of the United States of America and in immediately available funds, on the dates provided in the Note Purchase Agreement.

1

This Note is a “Note” referred to in the Note Purchase Agreement dated as of June     , 2010 among the Issuer, the Holder and the other parties thereto (as modified and supplemented and in effect from time to time, the “Note Purchase Agreement”), with respect to the purchase of this Note by the Holder thereunder. Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Note Purchase Agreement. All Obligations of the Issuer under this Note are secured as provided in the Security Agreement.

This Note shall bear interest on the Principal Amount hereof in the amounts set forth in and pursuant to the provisions of the Note Purchase Agreement. This Note is subject to the voluntary and mandatory prepayment provisions set forth in the Note Purchase Agreement.

The Issuer shall make all payments to the Holder of interest and principal under this Note in the manner provided in and otherwise in accordance with the Note Purchase Agreement. The principal amount of this Note may be converted into shares of Common Stock as set forth in the Note Purchaser Agreement. On the Maturity Date and on any Major Transaction Put Date, the Principal Amount of this Note shall become due and payable.

If default is made in the punctual payment of principal or any other amount under this Note in accordance with the Note Purchase Agreement, or if any other Event of Default has occurred, this Note shall, at the Holder’s option exercised at any time upon or after the occurrence of any such payment default or other Event of Default and in accordance with the applicable provisions of the Note Purchase Agreement, become immediately due and payable.

All payments of any kind due to the Holder from the Issuer pursuant to this Note shall be made in the full face amount thereof, other than Excluded Taxes. The Issuer shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments hereunder, except for any costs imposed by the Holder’s banking institutions.

The Issuer shall pay all reasonable costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Holder in collecting and enforcing this Note.

The Issuer and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Note Purchase Agreement or the performance of the obligations under this Note and/or the Note Purchase Agreement. No renewal or extension of this Note or the Note Purchase Agreement, no release of any Person primarily or secondarily liable on this Note or the Note Purchase Agreement, including the Issuer and any endorser, no delay in the enforcement of payment of this Note or the Note Purchase Agreement, and no delay or omission in exercising any right or power under this Note or the Note Purchase Agreement shall affect the liability of the Issuer or any endorser of this Note.

No delay or omission by the Holder in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended only in a writing signed by the Issuer and the Holder. This Note may be prepaid in whole or in part without premium or penalty, including in shares of Common Stock in accordance with the provisions of the Note Purchase Agreement.

2

THIS NOTE, AND ANY RIGHTS OF THE HOLDER ARISING OUT OF OR RELATING TO THIS NOTE, MAY, AT THE OPTION OF THE HOLDER, BE ENFORCED BY THE HOLDER IN THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR IN ANY OTHER COURTS HAVING JURISDICTION. FOR THE BENEFIT OF THE HOLDER, THE ISSUER HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY CONSENTS THAT PERSONAL SERVICE OF SUMMONS OR OTHER LEGAL PROCESS MAY BE MADE AS SET FORTH IN SECTION 6.1 OF THE NOTE PURCHASE AGREEMENT, WHICH SERVICE THE ISSUER AGREES SHALL BE SUFFICIENT AND VALID. THE ISSUER HEREBY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

Whenever this Note is held by a noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), then it is the intention of the Issuer and such noteholder that (x) all interest accrued and paid on this Note will qualify for exemption from United States withholding tax as “portfolio interest” because this Note is an obligation which is in “registered form” within the meaning of Sections 871(h)(2)(B) and 881(c)(2)(B) of the Code and the applicable Treasury Regulations promulgated thereunder, and (y) as such, all interest accrued and paid on this Note will be exempt from United States information reporting under Sections 6041 and 6049 of the Code and United States backup withholding under Section 3406 of the Code. The Issuer and the Holder shall reasonably cooperate with one another, and execute and file such forms or other documents, or do or refrain from doing such other acts, as may be required, to secure such exemptions from United States withholding tax, information reporting, and backup withholding. In furtherance of the foregoing, any transferee or assignee noteholder that is not a United States person shall represent, warrant and covenant to the Issuer that (i) such noteholder is not, and will not be as long as any amounts due under this Note have not been paid in full, a “United States person,” within the meaning of Section 7701(a)(30) of the Code; (ii) such noteholder is not, and will not be as long as any amounts due under this Note have not been paid in full, a person described in Section 881(c)(3) of the Code; (iii) on or prior to the date of transfer or assignment (and on or prior to the date the form provided pursuant to this clause (iii) is no longer valid) until all amounts due under this Note have been paid in full, such noteholder shall provide the Issuer with a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (or any successor form prescribed by the

3

IRS), certifying as to such noteholder’s status for purposes of determining exemption from United States withholding tax, information reporting and backup withholding with respect to all payments to be made to such noteholder hereunder; (iv) if an event occurs that would require a change in the exempt status of such noteholder or any of the other information provided on the most recent IRS Form W-8BEN (or successor form) previously submitted by such noteholder to the Issuer, such noteholder will so inform the Issuer in writing (or by submitting to the Issuer a new IRS Form W-8BEN or successor form) within 30 days after the occurrence of such event; and (v) such noteholder will not assign or otherwise transfer this Note or any of its rights hereunder except in accordance with the provisions hereof.

In order to qualify as a “registered note” for purposes of the Code, transfer of this Note may be effected only by (i) surrender of this Note to the Issuer and the re-issuance of this Note to the transferee, or the Issuer’s issuance to the Holder of a new note in the same form as this Note but with the transferee denoted as the Holder, or (ii) the recording of the identity of the transferee by the Affiliate of the Holder that is maintaining a record ownership register of this Note as agent to, and on behalf of, the Issuer. Such Affiliate in its capacity as such agent shall notify the Issuer in writing immediately upon any change in such identity. The terms and conditions of this Note shall be binding upon and inure to the benefit of the Issuer and the Holder and their permitted assigns; provided, however, that if any such assignment (whether by operation of law, by way of transfer or participation, or otherwise) is to any noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then such noteholder shall submit to the Issuer on or before the date of such assignment an IRS Form W-8BEN (or any successor form) certifying as to such noteholder’s status for purposes of determining exemption from United States withholding tax, information reporting and backup withholding with respect to all payments to be made to such noteholder under the new note (or other instrument). Any attempted transfer in violation of the relevant provisions of this Note shall be void and of no force and effect. Until there has been a valid transfer of this Note and of all of the rights hereunder by the Holder in accordance with this Note, the Issuer shall deem and treat the Holder as the absolute beneficial owner and holder of this Note and of all of the rights hereunder for all purposes (including, without limitation, for the purpose of receiving all payments to be made under this Note).

It is the intention of the Issuer and the Holder that this Note is to be a registered instrument and not a bearer instrument and the provisions of this Note are to be interpreted accordingly. This Note is intended to be registered as to both principal and interest and all payments hereunder shall be made to the named Holder or, in the event of a transfer pursuant to the Note Purchase Agreement and this Note, to the transferee identified in the record of ownership of this Note maintained by the Holder on behalf of the Issuer. Transfer of this Note may not be effected except in accordance with the provisions hereof.

IN WITNESS WHEREOF, an authorized representative of the Issuer has executed this Note as of the date first written above.

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EXELIXIS, INC.

By:
Name:
Title:

5

EXHIBIT A-2

FORM OF NOTE

SECURED CONVERTIBLE NOTE

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). THE FOLLOWING INFORMATION IS BEING PROVIDED PURSUANT TO TREASURY REGULATION SECTION 1.275-3:

ISSUE PRICE:

AMOUNT OF OID:

ISSUE DATE:

MATURITY DATE:

June     , 2010

FOR VALUE RECEIVED, EXELIXIS INC., a Delaware corporation (the “Issuer”), by means of this Promissory Note (this “Note”), hereby unconditionally promises to pay to Deerfield Private Design Fund, L.P. (the “Holder”), a principal amount equal to $[            ] (or such lesser amount as may be outstanding under this Note as result of prepayments and conversions by the Borrower pursuant to the Note Purchase Agreement (as defined below)), in lawful money of the United States of America and in immediately available funds, on the dates provided in the Note Purchase Agreement.

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This Note is a “Note” referred to in the Note Purchase Agreement dated as of June    , 2010 among the Issuer, the Holder and the other parties thereto (as modified and supplemented and in effect from time to time, the “Note Purchase Agreement”), with respect to the purchase of Notes by the Holder thereunder. Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Note Purchase Agreement. All Obligations of the Issuer under this Note are secured as provided in the Security Agreement.

This Note shall bear interest on the Principal Amount hereof in the amounts set forth in and pursuant to the provisions of the Note Purchase Agreement. This Note is subject to the voluntary and mandatory prepayment provisions set forth in the Note Purchase Agreement.

The Issuer shall make all payments to the Holder of interest and principal under this Note in the manner provided in and otherwise in accordance with the Note Purchase Agreement. The principal amount of this Note may be converted into shares of Common Stock as set forth in the Note Purchaser Agreement. On the Maturity Date and on any Major Transaction Put Date, the Principal Amount of this Note shall become due and payable.

If default is made in the punctual payment of principal or any other amount under this Note in accordance with the Note Purchase Agreement, or if any other Event of Default has occurred, this Note shall, at the Holder’s option exercised at any time upon or after the occurrence of any such payment default or other Event of Default and in accordance with the applicable provisions of the Note Purchase Agreement, become immediately due and payable.

All payments of any kind due to the Holder from the Issuer pursuant to this Note shall be made in the full face amount thereof, other than Excluded Taxes. The Issuer shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments hereunder, except for any costs imposed by the Holder’s banking institutions.

The Issuer shall pay all reasonable costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Holder in collecting and enforcing this Note.

The Issuer and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Note Purchase Agreement or the performance of the obligations under this Note and/or the Note Purchase Agreement. No renewal or extension of this Note or the Note Purchase Agreement, no release of any Person primarily or secondarily liable on this Note or the Note Purchase Agreement, including the Issuer and any endorser, no delay in the enforcement of payment of this Note or the Note Purchase Agreement, and no delay or omission in exercising any right or power under this Note or the Note Purchase Agreement shall affect the liability of the Issuer or any endorser of this Note.

No delay or omission by the Holder in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended only in a writing signed by the Issuer and the Holder. This Note may be prepaid in whole or in part without premium or penalty, including in shares of Common Stock in accordance with the provisions of the Note Purchase Agreement. .

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THIS NOTE, AND ANY RIGHTS OF THE HOLDER ARISING OUT OF OR RELATING TO THIS NOTE, MAY, AT THE OPTION OF THE HOLDER, BE ENFORCED BY THE HOLDER IN THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR IN ANY OTHER COURTS HAVING JURISDICTION. FOR THE BENEFIT OF THE HOLDER, THE ISSUER HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY CONSENTS THAT PERSONAL SERVICE OF SUMMONS OR OTHER LEGAL PROCESS MAY BE MADE AS SET FORTH IN SECTION 6.1 OF THE NOTE PURCHASE AGREEMENT, WHICH SERVICE THE ISSUER AGREES SHALL BE SUFFICIENT AND VALID. THE ISSUER HEREBY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

Whenever this Note is held by a noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), then it is the intention of the Issuer and such noteholder that (x) all interest accrued and paid on this Note will qualify for exemption from United States withholding tax as “portfolio interest” because this Note is an obligation which is in “registered form” within the meaning of Sections 871(h)(2)(B) and 881(c)(2)(B) of the Code and the applicable Treasury Regulations promulgated thereunder, and (y) as such, all interest accrued and paid on this Note will be exempt from United States information reporting under Sections 6041 and 6049 of the Code and United States backup withholding under Section 3406 of the Code. The Issuer and the Holder shall reasonably cooperate with one another, and execute and file such forms or other documents, or do or refrain from doing such other acts, as may be required, to secure such exemptions from United States withholding tax, information reporting, and backup withholding. In furtherance of the foregoing, any transferee or assignee noteholder that is not a United States person shall represent, warrant and covenant to the Issuer that (i) such noteholder is not, and will not be as long as any amounts due under this Note have not been paid in full, a “United States person,” within the meaning of Section 7701(a)(30) of the Code; (ii) such noteholder is not, and will not be as long as any amounts due under this Note have not been paid in full, a person described in Section 881(c)(3) of the Code; (iii) on or prior to the date of transfer or assignment (and on or prior to the date the form provided pursuant to this clause (iii) is no longer valid) until all amounts due under this Note have been paid in full, such noteholder shall provide the Issuer with a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Certificate of Foreign Status of

8

Beneficial Owner for United States Tax Withholding (or any successor form prescribed by the IRS), certifying as to such noteholder’s status for purposes of determining exemption from United States withholding tax, information reporting and backup withholding with respect to all payments to be made to such noteholder hereunder; (iv) if an event occurs that would require a change in the exempt status of such noteholder or any of the other information provided on the most recent IRS Form W-8BEN (or successor form) previously submitted by such noteholder to the Issuer, such noteholder will so inform the Issuer in writing (or by submitting to the Issuer a new IRS Form W-8BEN or successor form) within 30 days after the occurrence of such event; and (v) such noteholder will not assign or otherwise transfer this Note or any of its rights hereunder except in accordance with the provisions hereof.

In order to qualify as a “registered note” for purposes of the Code, transfer of this Note may be effected only by (i) surrender of this Note to the Issuer and the re-issuance of this Note to the transferee, or the Issuer’s issuance to the Holder of a new note in the same form as this Note but with the transferee denoted as the Holder, or (ii) the recording of the identity of the transferee by the Affiliate of the Holder that is maintaining a record ownership register of this Note as agent to, and on behalf of, the Issuer. Such Affiliate in its capacity as such agent shall notify the Issuer in writing immediately upon any change in such identity. The terms and conditions of this Note shall be binding upon and inure to the benefit of the Issuer and the Holder and their permitted assigns; provided, however, that if any such assignment (whether by operation of law, by way of transfer or participation, or otherwise) is to any noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then such noteholder shall submit to the Issuer on or before the date of such assignment an IRS Form W-8BEN (or any successor form) certifying as to such noteholder’s status for purposes of determining exemption from United States withholding tax, information reporting and backup withholding with respect to all payments to be made to such noteholder under the new note (or other instrument). Any attempted transfer in violation of the relevant provisions of this Note shall be void and of no force and effect. Until there has been a valid transfer of this Note and of all of the rights hereunder by the Holder in accordance with this Note, the Issuer shall deem and treat the Holder as the absolute beneficial owner and holder of this Note and of all of the rights hereunder for all purposes (including, without limitation, for the purpose of receiving all payments to be made under this Note).

It is the intention of the Issuer and the Holder that this Note is to be a registered instrument and not a bearer instrument and the provisions of this Note are to be interpreted accordingly. This Note is intended to be registered as to both principal and interest and all payments hereunder shall be made to the named Holder or, in the event of a transfer pursuant to the Note Purchase Agreement and this Note, to the transferee identified in the record of ownership of this Note maintained by the Holder on behalf of the Issuer. Transfer of this Note may not be effected except in accordance with the provisions hereof.

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IN WITNESS WHEREOF, an authorized representative of the Issuer has executed this Note as of the date first written above.

EXELIXIS INC.

By:
Name:
Title:

10

EXHIBIT B

PERMITTED INDEBTEDNESS

1.	All Indebtedness of the Borrower under that certain Loan and Security Agreement, dated as of October 28, 2002 by and between Smith Kline Beecham Corporation and Exelixis, Inc. (as amended, modified or otherwise supplemented through the date hereof).

2.	All Indebtedness of the Borrower under that certain Loan and Security Agreement, dated May 22, 2002 by and between Silicon Valley Bank and Exelixis, Inc. (as amended, modified or otherwise supplemented through the date hereof).

1

EXHIBIT C

PERMITTED LIENS

	Juris.	Secured Party	File No.	Date of Filing	Type of Filing/Comments
1	DE	General Electric Capital Corporation 401 Merritt Seven, 2nd Floor, Norwalk, CT 06856	10983788 61345586	8/17/01 4/21/06	Equipment lease Continuation

2	DE	General Electric Capital Corporation 401 Merritt Seven, 2nd Floor, Norwalk, CT 06856	10983796 61345602	8/17/01 4/21/06	Equipment lease Continuation

3	DE	General Electric Capital Corporation 401 Merritt Seven, Suite 23, Norwalk, CT 06851	11187272 40470528 40478661 63035367	9/19/01 2/20/04 2/20/04 8/31/06	Equipment lease Amendment – delete equipment Amendment – add equipment Continuation

4	DE	General Electric Capital Corporation 401 Merritt Seven, Suite 23, Norwalk, CT 06856	40354235	2/10/04	Equipment lease

5	DE	General Electric Capital Corporation 401 Merritt Seven, Suite 23, Norwalk, CT 06856	40363947	2/10/04	Equipment lease

6	DE	General Electric Capital Corporation 401 Merritt Seven, Suite 23, Norwalk, CT 06856	40492209	2/23/04	Equipment lease

7	DE	General Electric Capital Corporation PO Box 414, W-490, Milwaukee, WI 53201	42516096	8/30/04	Equipment lease

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8	DE	Silicon Valley Bank 3003 Tasman Drive, Santa Clara, CA 95054	43621499 80204527	12/22/04 1/16/08	Accounts Amendment – restated collateral description

9	DE	CIT Communications Finance Corporation 1 CIT Drive, Livingston, NJ 07039	60969600	3/22/06	Equipment lease

2